News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal First Quarter 2021 Results; Provides Update for

Second Quarter of Fiscal Year 2021

First Quarter 2021 Highlights

●	Net sales declined 12% to $872 million
●	Income from operations declined 20% to $136 million, and includes $20 million of costs, net of CARES Act benefits, related to the COVID-19 pandemic’s impact on operations
●	Net income declined 23% to $89 million
●	EBITDA including unconsolidated joint ventures(1) declined 13% to $202 million, and includes $21 million of net costs related to the pandemic’s impact on operations
●	Diluted EPS declined 23% to $0.61
●	Paid $34 million in dividends to shareholders

Second Quarter of Fiscal Year 2021 Business Update (for 4 weeks ended September 25, 2020)

●	North America shipments at approximately 90% of prior-year levels, led by demand from quick service restaurants and retail, as well as continued recovery by full-service restaurants
●	Europe, China and Australia shipments approaching prior-year levels
●	Shipments to other Asian and Latin American markets lagging demand recovery as customers and distributors right-size inventories

EAGLE, ID (October 7, 2020) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal first quarter 2021 results and provided a business update for the second quarter of fiscal 2021.

“We drove sequential improvement in sales and earnings this quarter, and are optimistic about the improvement in restaurant traffic in the U.S. and our key international markets,” said Tom Werner, President and CEO. “While still below pre-pandemic levels, demand for our products in the U.S. stabilized during the latter half of our first quarter and into September as quick service restaurants rebounded, and as full-service restaurants were aided by the relaxing of government-imposed restrictions for on-premise dining, as well as increased carry-out and delivery traffic. Retail demand for our branded products continued to be strong, although off the peak levels that we saw in the initial weeks of the pandemic. Pricing remains stable, with normal competitive dynamics in larger chain restaurant and foodservice contracts that are up for renewal.”

“During these unprecedented times, our priority continues to be the health and safety of our employees, and I want to thank the entire Lamb Weston team for their continued service to each other, and their commitment to working closely with our customers and suppliers as they manage through this challenging environment. Our team worked to steadily improve our ability to control costs and manage through the pandemic’s effect on our operations as the quarter progressed, although we expect that we will continue to experience some disruption and increased costs until the virus is broadly contained. Nonetheless, we remain confident about the long-term prospects for the category, as well as our ability to support our customers, and create value for our stakeholders.”

Summary of First Quarter 2021 Results
($ in millions, except per share amounts)

		Year-Over-Year
	Q1 2021	Growth Rates
Net sales	$871.5	(12%)
Income from operations	$135.7	(20%)
Net income	$89.3	(23%)
EBITDA including unconsolidated joint ventures(1)	$201.8	(13%)
Diluted EPS	$0.61	(23%)

Q1 2021 Commentary

Net sales declined $117.5 million to $871.5 million, down 12 percent versus the prior year. Price/mix increased 2 percent, primarily due to improved price/mix in the Foodservice and Retail segments. Volume declined 14 percent, reflecting the decline in demand for frozen potato products outside the home following government-imposed restrictions on restaurants and other foodservice operations to slow the spread of the COVID-19 virus. The decline was partially offset by increased sales of frozen potato products for in-home consumption.

Income from operations declined $34.3 million, or 20 percent, to $135.7 million versus the year-ago period, reflecting lower sales and gross profit, as well as approximately $20 million of costs, net of estimated employee retention credits provided by the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) and other labor incentives, related to the pandemic’s impact on operations. These pandemic-related costs include:

●	Approximately $6 million of factory utilization-related production costs and inefficiencies, such as labor retention costs; costs to shut down, sanitize, and restart manufacturing facilities after a production employee was infected by the virus; costs arising from modifying production schedules and reducing run-times; and additional costs and inefficiencies related to manufacturing retail products on lines primarily designed for foodservice products;

●	Approximately $10 million of non-utilization-related costs, of which approximately $3 million relates to expensing the remaining crop year 2019 contracts for raw potatoes that could not be used due to the pandemic’s near-term effect on demand, and approximately $7 million of expense for enhanced employee safety and sanitation protocols as well as incremental warehousing, transportation and other supply chain costs; and

●	Approximately $4 million of selling, general and administrative expenses (“SG&A”), largely comprised of costs to retain certain sales employees, net of CARES Act retention credits and other labor incentives.

Summary of First Quarter 2021 COVID-19 Pandemic-Related Costs
($ in millions)

Impact on
Pretax Income
Utilization-related production costs	$(6)
Non-utilization-related costs	(10)
Subtotal: Cost of sales	(16)
SG&A	(4)
Equity method investment earnings	(1)
Total	$(21)

Gross profit declined $34.8 million, driven by approximately $16 million of pandemic-related costs described above as well as lower sales. The decline was partially offset by a $5.0 million change in unrealized mark-to-market adjustments associated with commodity hedging contracts, which includes a $6.8 million gain in the current quarter, compared with a $1.8 million gain related to these items in the prior year quarter.

SG&A expenses declined $0.5 million as cost management efforts and a $3.7 million reduction in advertising and promotional expenses offset approximately $4 million of pandemic-related expenses described above, as well as approximately $1 million of non-recurring expenses (primarily consulting expenses) associated with developing and implementing a new enterprise resource planning (“ERP”) system.

Net income declined $26.4 million to $89.3 million, primarily reflecting a decline in income from operations. The decline also reflects a $2.1 million increase in interest expense as the Company increased its total debt to enhance its liquidity position as part of the Company’s efforts to maintain financial flexibility.

EBITDA including unconsolidated joint ventures(1) declined $31.1 million to $201.8 million, down 13 percent versus the prior year period, due to a decline in income from operations as well as approximately $21 million of pandemic-related costs, consisting of the $20 million of costs described above and $1 million of manufacturing costs and SG&A expenses at the Company’s unconsolidated joint ventures.

Diluted EPS decreased $0.18 to $0.61, primarily reflecting a decline in income from operations.

The Company’s effective tax rate(2) in the first quarter of fiscal 2021 was 23.9 percent, versus 24.1 percent in the prior year period. The effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Q1 2021 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q1 2021	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$447.5	(14%)	(1%)	(13%)
Segment product contribution margin(3)	$77.8	(24%)

Net sales for the Global segment, which is comprised of the top 100 North American based quick service and full service restaurant chain customers as well as all of the Company’s international sales, decreased $70.1 million to $447.5 million, down 14 percent compared to the prior year period. Price/mix decreased 1 percent as a result of negative mix. Volume decreased 13 percent due to the decline in demand for frozen potato products outside the home as a result of the pandemic’s negative impact on restaurant and other foodservice-related traffic in the U.S. and across the Company’s key international markets.

Global segment product contribution margin decreased $24.9 million to $77.8 million, down 24 percent compared to the prior year period. Pandemic-related costs accounted for approximately $9 million of the decline, with the remainder driven by lower sales.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q1 2021	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$236.7	(22%)	6%	(28%)
Segment product contribution margin(3)	$85.8	(16%)

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, declined $68.7 million to $236.7 million, down 22 percent compared to the prior year period. Price/mix increased 6 percent, reflecting the carryover benefit of pricing actions implemented during fiscal 2020, partially offset by unfavorable mix as sales of Lamb Weston branded and premium products softened. Volume decreased 28 percent due to the decline in demand for frozen potato products outside the home as a result of the pandemic’s negative impact on traffic at restaurants and non-commercial customers, such as lodging and hospitality, healthcare, schools and universities, sports and entertainment, and workplace environments.

Foodservice segment product contribution margin decreased $16.7 million to $85.8 million, down 16 percent compared to the prior year period. Pandemic-related costs accounted for approximately $4 million of the decline, with the remainder driven by lower sales volume, partially offset by favorable price/mix.

Retail

Retail Segment Summary

		Year-Over-Year
	Q1 2021	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$153.9	19%	8%	11%
Segment product contribution margin(3)	$35.8	24%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased $24.6 million to $153.9 million, up 19 percent compared to the prior year period. Volume increased 11 percent due to increased sales of frozen potato products for in-home consumption following government-imposed stay-at-home orders. Shipments of the Company’s premium and mainstream branded offerings, which have historically comprised approximately 40 percent of the segment’s shipments, were strong, but were partially offset by a decline in private label product shipments, reflecting the loss of certain low-margin private label business beginning in the second quarter of fiscal 2020. Price/mix increased 8 percent, largely driven by favorable mix from increased sales of branded products.

Retail segment product contribution margin increased $6.9 million to $35.8 million, up 24 percent compared to the prior year period. Higher sales volumes, favorable mix and lower advertising and promotional expenses drove the increase, which was partially offset by approximately $3 million of pandemic-related costs.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe, the U.S., and South America were $11.9 million and $10.6 million for the first quarter of fiscal 2021 and 2020, respectively. Equity method investment earnings also included a $4.7 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter, compared to a $1.1 million unrealized gain related to these items in the prior year quarter. Excluding the mark-to-market adjustments, earnings from equity method investments declined $2.3 million compared to the prior year period. Pandemic-related manufacturing costs and SG&A expenses accounted for approximately $1 million of the decline, with the remainder largely driven by lower sales following government-imposed restrictions on restaurant and other foodservice operations.

Cash Flow and Liquidity

Net cash from operating activities was $250.6 million, up $12.1 million versus the prior year, primarily due to working capital management. Capital expenditures, including information technology expenditures, were $33.2 million, down $26.7 million versus the prior year, largely due to the Company’s decision to defer certain near-term capital expenditures in order to preserve financial flexibility.

During the fourth quarter of fiscal 2020, the Company took additional steps to enhance its liquidity position and maintain financial flexibility, including entering into a new $325.0 million term loan facility and completing an offering of $500.0 million of senior notes maturing in 2028. Following completion of these financings, in the first quarter of fiscal 2021, the Company repaid the $495.0 million that the Company borrowed under its revolving credit facility in the fourth quarter of fiscal 2020. At August 30, 2020, the Company had $1,032.5 million of cash and cash equivalents.

On September 17, 2020, the Company amended its revolving credit facility to increase its capacity to $750.0 million and to extend the maturity date to September 17, 2023. In connection with the amendment, the Company used cash on hand to repay the outstanding $271.9 million term loan facility due in November 2021. As of the Company’s fiscal month ended September 27, 2020, no borrowings were outstanding under the amended revolving credit facility, and the Company had approximately $800 million of cash and cash equivalents.

Second Quarter of Fiscal 2021 Update

Set forth below is additional detail on the Company’s shipment trends for the first four weeks of the second quarter of fiscal 2021 through the week ended September 25, 2020:

●	United States: Shipments are trending at approximately 90 percent of prior-year levels.
o	Shipments to large chain restaurant customers, which are composed of quick service restaurants (“QSR”) and large full-service chain restaurants, are trending at approximately 95 percent of prior-year levels. The Company records shipments to these customers in its Global segment.

o	Shipments to customers served by the Company’s Foodservice segment, which includes products ultimately sold to full-service chain and independent restaurants, regional and small QSRs, and non-commercial customers (e.g., lodging and hospitality, healthcare, schools and universities, sports and entertainment, and workplace environments) are trending at approximately 80 percent of prior-year levels. Shipments to full-service restaurants and regional and small QSRs have been trending above that rate, although the Company anticipates that shipments to full-service restaurants may soften as outdoor dining options become more limited with the onset of colder weather. Shipments to non-commercial customers, which have historically comprised approximately 25 percent of the Foodservice segment, have been trending well below that rate, and the Company expects they will remain so until the spread of COVID-19 is broadly contained and consumers feel safe about returning to such venues.

o	Shipments to customers served by the Company’s Retail segment are trending even with the prior year levels, with strength in the Company’s premium and mainstream branded offerings offset by a decline of private label product shipments, reflecting the loss of certain low-margin private label business beginning in the second quarter of fiscal 2020.

o	While the Company has realized improvements in shipments in its primary U.S. out-of-home sales channels since the end of the fourth quarter of fiscal 2020 through September 2020, the Company believes these improvements may become less pronounced, cease or reverse if the spread of COVID-19 persists and states reinstate or otherwise postpone on-premises dining restrictions.

●	International:
o	Europe: Shipments by the Company’s joint venture, Lamb-Weston/Meijer v.o.f. (“LWM”), are approaching prior-year levels, although consumer demand at this time last year was tempered due to a poor potato crop. Since a high percentage of LWM’s sales in Europe are to customers that rely on on-premise dining, the Company believes demand may decline as colder weather reduces outdoor dining options.

o	Other Key Markets: Shipments in China and Australia are approaching prior-year levels. In the Company’s other markets, which are primarily in Asia and Latin America, demand improvement has been uneven as governments employ differing approaches to contain the spread of COVID-19, and the Company’s shipments have generally lagged prior year levels as customers and distributors continue to right-size inventories. Excluding shipments associated with the Company’s unconsolidated joint venture in Argentina, the Company records shipments to these markets in its Global segment.

The Company has taken actions, and will continue to evaluate various options, to lower its cost structure and maximize efficiencies in its manufacturing and commercial operations, including temporarily closing facilities and/or modifying production schedules to rebalance utilization rates across its manufacturing network.

The Company expects that it will continue to incur additional costs as a result of the COVID-19 pandemic’s impact on its manufacturing, supply chain, commercial and functional support operations. For example, these may include: costs to shut down, sanitize, and restart production facilities after a production employee has been infected by the virus; production inefficiencies and labor retention costs arising from modifying production schedules, reducing run-times, and lower overall factory utilization; costs to adopt and maintain enhanced employee safety and sanitation protocols, such as purchasing personal protection and health screening equipment and services; incremental warehousing and transportation costs; and costs to retain sales and functional support employees.

For all of fiscal 2021, the Company continues to expect:

●	Interest expense, net, of approximately $125 million, and

●	Depreciation and amortization of approximately $190 million.

In addition, the Company increased its estimate for cash used for capital expenditures, excluding acquisitions, to approximately $180 million from approximately $140 million, reflecting investments in productivity, optimization and growth capacity projects.

End Notes

(1)	EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see the table titled “Segment Information” in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its first quarter 2021 results at 10:00 a.m. ET today. Participants in the U.S. and Canada may access the conference call by dialing 800-437-2398 and participants outside the U.S. and Canada should dial +1-323-289-6576. The confirmation code is 6871255. The conference call also may be accessed live on the internet. Participants can register for the event here: https://globalmeet.webcasts.com/starthere.jsp?ei=1369199&tp_key=ee6a777918.

A rebroadcast of the conference call will be available beginning on Thursday, October 8, 2020 after 2:00 p.m. ET at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “continue,” “remain,” “expect,” “improve,” “will,” “anticipates,” “enhance,” “support,” “create,” “reduce,” “believe,” “may,” “manage,” “forecast,” “estimate,” “evaluate,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, liquidity, capital expenditures, operational costs and business outlook and prospects, as well as the impact of the COVID-19 pandemic on the industry and consumer demand. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the current COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply or other constraints in the availability of key commodities and other necessary services; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which the Company and its joint ventures operate; political and economic conditions of the countries in which the Company and its joint ventures conduct business and other factors related to its international operations; disruption of the Company’s access to export mechanisms; risks associated with possible acquisitions, including the Company’s ability to complete acquisitions or integrate acquired businesses; its debt levels; the availability and prices of raw materials; changes in the Company’s relationships with its growers or significant customers; the success of the Company’s joint ventures; actions of governments and regulatory factors affecting the Company’s businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented EBITDA and EBITDA including unconsolidated joint ventures, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, dollars in millions, except per share amounts)

	Thirteen Weeks Ended
	August 30,	August 25,
	2020	2019
Net sales	$871.5	$989.0
Cost of sales (1)	657.7	740.4
Gross profit	213.8	248.6
Selling, general and administrative expenses (1)	78.1	78.6
Income from operations	135.7	170.0
Interest expense, net	30.3	28.2
Income before income taxes and equity method earnings	105.4	141.8
Income tax expense	28.0	36.7
Equity method investment earnings (2)	11.9	10.6
Net income	$89.3	$115.7
Earnings per share
Basic	$0.61	$0.79
Diluted	$0.61	$0.79
Dividends declared per common share	$0.23	$0.20

Computation of diluted earnings per share:
Net income	$89.3	$115.7
Diluted weighted average common shares outstanding	147.1	147.0
Diluted earnings per share	$0.61	$0.79

(1)	The thirteen weeks ended August 30, 2020, include approximately $16 million and $4 million of costs, net of estimated employee retention credits provided by the CARES Act and other labor incentives, related to the pandemic’s impact on operations, which are included in “Cost of sales” and “Selling, general and administrative expenses,” respectively, in the Consolidated Statements of Earnings.

(2)	The thirteen weeks ended August 30, 2020, include approximately $1 million of costs, net of labor incentives, related to the Company’s portion of the pandemic’s impact on its unconsolidated joint ventures.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	August 30,	May 31,
	2020	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,032.5	$1,364.0
Receivables, less allowance for doubtful accounts of $1.1 and $1.3	334.8	342.1
Inventories	470.6	486.7
Prepaid expenses and other current assets	53.1	109.8
Total current assets	1,891.0	2,302.6
Property, plant and equipment, net	1,511.5	1,535.0
Operating lease assets	158.4	167.0
Equity method investments	275.0	250.2
Goodwill	323.3	303.8
Intangible assets, net	38.5	38.3
Other assets	74.9	65.4
Total assets	$4,272.6	$4,662.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$0.7	$498.7
Current portion of long-term debt and financing obligations	52.8	48.8
Accounts payable	259.3	244.4
Accrued liabilities	236.8	233.0
Total current liabilities	549.6	1,024.9
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	2,980.8	2,992.6
Deferred income taxes	157.2	152.5
Other noncurrent liabilities	253.0	252.3
Total long-term liabilities	3,391.0	3,397.4
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 147,430,952 and 146,993,751 shares issued	147.4	147.0
Additional distributed capital	(856.5)	(862.9)
Retained earnings	1,119.9	1,064.6
Accumulated other comprehensive loss	(1.0)	(40.5)
Treasury stock, at cost, 1,106,009 and 954,858 common shares	(77.8)	(68.2)
Total stockholders' equity	332.0	240.0
Total liabilities and stockholders’ equity	$4,272.6	$4,662.3

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirteen Weeks Ended
	August 30,	August 25,
	2020	2019
Cash flows from operating activities
Net income	$89.3	$115.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	46.9	46.0
Stock-settled, stock-based compensation expense	6.0	5.4
Earnings of joint ventures in excess of distributions	(9.2)	(0.5)
Deferred income taxes	1.9	10.3
Other	10.8	5.6
Changes in operating assets and liabilities, net of acquisitions:
Receivables	9.1	(27.0)
Inventories	18.0	35.6
Income taxes payable/receivable, net	29.0	24.8
Prepaid expenses and other current assets	38.0	43.3
Accounts payable	18.7	7.7
Accrued liabilities	(7.9)	(28.4)
Net cash provided by operating activities	$250.6	$238.5
Cash flows from investing activities
Additions to property, plant and equipment	(20.6)	(50.3)
Acquisition of business, net of cash acquired	—	(116.9)
Other	(12.5)	(9.5)
Net cash used for investing activities	$(33.1)	$(176.7)
Cash flows from financing activities
Repayments of short-term borrowings, net	(498.1)	(8.3)
Dividends paid	(33.6)	(29.2)
Repurchase of common stock and common stock withheld to cover taxes	(9.6)	(7.4)
Repayments of debt and financing obligations	(9.2)	(309.0)
Proceeds from issuance of debt	—	299.3
Other	0.3	(0.3)
Net cash used for financing activities	$(550.2)	$(54.9)
Effect of exchange rate changes on cash and cash equivalents	1.2	(0.1)
Net increase (decrease) in cash and cash equivalents	(331.5)	6.8
Cash and cash equivalents, beginning of the period	1,364.0	12.2
Cash and cash equivalents, end of period	$1,032.5	$19.0

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	August 30,	August 25,	Year Growth
	2020	2019	Rates	Price/Mix	Volume
Segment sales
Global	$447.5	$517.6	(14%)	(1%)	(13%)
Foodservice	236.7	305.4	(22%)	6%	(28%)
Retail	153.9	129.3	19%	8%	11%
Other	33.4	36.7	(9%)	(2%)	(7%)
	$871.5	$989.0	(12%)	2%	(14%)

Segment product contribution margin (1) (2)
Global	$77.8	$102.7	(24%)
Foodservice	85.8	102.5	(16%)
Retail	35.8	28.9	24%
Other	13.2	9.7	36%
	212.6	243.8	(13%)
Advertising and promotion expenses	1.2	4.8	(75%)
Gross profit	$213.8	$248.6	(14%)

(1)	Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because the amounts are directly associated with segment performance; it excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance.

(2)	During the thirteen weeks ended August 30, 2020, gross profit included approximately $16 million of costs, net of estimated employee retention credits provided by the CARES Act and other labor incentives, related to the pandemic’s impact on operations, including:

●	Approximately $6 million of factory utilization-related production costs and inefficiencies, such as labor retention costs, costs to shut down, sanitize, and restart manufacturing facilities after a production employee was infected by the virus; costs arising from modifying production schedules and reducing run-times; and additional costs and inefficiencies related to manufacturing retail products on lines primarily designed for foodservice products.

●	Approximately $10 million of non-utilization-related costs, of which approximately $3 million relates to expensing the remaining crop year 2019 contracts for raw potatoes that could not be used due to the pandemic’s near- term effect on demand, and approximately $7 million of expense for enhanced employee safety and sanitation protocols a well as incremental warehousing, transportation and other supply chain costs due to lower factory utilization.

Of the approximately $16 million of pandemic-related costs, approximately $9 million, $4 million, and $3 million were recorded in the Company’s Global, Foodservice, and Retail segments, respectively.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income to EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended
	August 30,	August 25,
	2020	2019
Net income	$89.3	$115.7
Equity method investment earnings	(11.9)	(10.6)
Interest expense, net	30.3	28.2
Income tax expense	28.0	36.7
Income from operations	135.7	170.0
Depreciation and amortization	45.6	43.1
EBITDA (1)	181.3	213.1

Unconsolidated Joint Ventures (2)
Equity method investment earnings	11.9	10.6
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	8.6	9.2
Add: EBITDA from unconsolidated joint ventures	20.5	19.8

EBITDA including unconsolidated joint ventures (1)	$201.8	$232.9

(1)	EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. This non-GAAP measure is not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(2)	Lamb Weston holds equity interests in three potato processing joint ventures, including 50% of Lamb-Weston/Meijer v.o.f., Lamb-Weston/RDO Frozen, and Lamb Weston Alimentos Modernos S.A., which it accounts for its ownership under the equity method of accounting. See Note 6, Investments in Joint Ventures, of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2020 Form 10-K, for more information.